UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Units representing limited partner interests	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE
On June 23, 2014, NextEra Energy Partners, LP (NEP) filed a registration statement on Form 8-A (Initial Form 8-A) with the Securities and Exchange Commission (SEC) in connection with its initial public offering and the listing of its common units representing limited partner interests (Common Units) on the New York Stock Exchange.
On August 4, 2017, NEP's Second Amended and Restated Agreement of Limited Partnership (Partnership Agreement) was executed, which amends and restates its First Amended and Restated Agreement of Limited Partnership to reflect certain governance changes and related amendments. Pursuant to the Partnership Agreement, the rights and terms of the Common Units have been amended as set forth below.
This Amendment No. 1 shall be deemed to update the description of the Common Units was incorporated by reference in the Initial Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
A description of the Common Units was previously filed under the captions “Partnership Agreement” and “Terms of Proxy Access” in NEP’s Information Statement on Schedule 14C (File No. 001-36518) filed with the SEC on July 12, 2017 (Information Statement) and is incorporated by reference herein.
The foregoing description of the Common Units does not purport to be complete and is qualified in its entirety by reference to NEP's Second Amended and Restated Agreement of Limited Partnership, which is filed as Exhibit 3.1 to NEP's Current Report on Form 8-K filed with the SEC on August 7, 2017 (File No. 001-36518) and incorporated herein.
Item 2. Exhibits.
Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are filed herewith or incorporated by reference because no other securities of NEP are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 7, 2017

NEXTERA ENERGY PARTNERS, LP
(Registrant)

TERRELL KIRK CREWS, II
Terrell Kirk Crews, II Controller and Chief Accounting Officer

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